CERTIFICATE OF AMENDMENT

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

OF

Q THERAPEUTICS, INC.

Q THERAPEUTICS, INC. (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its Directors, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED that the Certificate of Incorporation of this Corporation be amended by changing the Article thereof numbered “One”, so that, as amended, said Article shall be and read, in pertinent part, as follows:

1. The name of the corporation is Q Therapeutic Products, Inc. (the “Corporation”).

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the holders of the Corporation’s Common Stock have given their written consent to said amendment in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendment has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD: That the foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: This Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on this 9th day of October 2012.

Q THERAPEUTICS, INC.

By:	/s/ Deborah A. Eppstein
Deborah A. Eppstein, PhD.
President and CEO